Exhibit 21.0

UROPLASTY, INC. AND SUBSIDIARIES

Subsidiaries of the Company

      The following are wholly owned subsidiaries of Uroplasty, Inc:

Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Bioplasty BV
Hofkamp2
6161 DC Geleen
The Netherlands

Uroplasty, Ltd
Unit 3, Woodside Business Park
Whitley Wood Lane, Reading
Berkshire, RG2 8LW
United Kingdom

Uroplasty Corp.
Canada